EXHIBIT 99.3

RESOLUTION
WRITTEN CONSENT OF DIRECTORS OF
MANU FORTI GROUP INC.

The undersigned, being all of the members of the Board of Directors of MANU FORTI GROUP INC., a Nevada corporation, do hereby consent in writing, pursuant to NRS 78.315, to the adoption of the following resolution, effective October 21, 2003:

FURTHER RESOLVED that the resignation of Lee Freeman is hereby accepted.

RESOLVED FURTHER that Jim Mackay be appointed as a Director of the Corporation, to serve for a period of one year and until such time as his successor is elected and qualified.

These resolutions may be executed by the Directors of the Corporation in as many counterparts as may be necessary or by telecopied facsimile, and each of which so signed shall be deemed to be an original and, provided that all of the Directors have executed a counterpart, such counterparts together shall constitute one and the same instrument, and notwithstanding the date of execution shall be deemed to bear the date as set forth above.

IN WITNESS WHEREOF, the undersigned have executed this written consent as of the date hereof.

DATED AT Vancouver, British Columbia, this 21st day of October, 2003.

/s/"Gordon Samson" gordon samson	/s/"stephen kenwood" Stephen Kenwood